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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 2, 2001, by and among HPL Technologies, Inc., a Delaware corporation ("PARENT"), Heuristic Merger Sub, a California corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and Heuristic Physics Laboratories, Inc., a California corporation ("HPL"), with respect to the following facts:

                                   BACKGROUND

     A. The respective boards of directors of Parent, Merger Sub and HPL have approved and declared advisable the merger of Merger Sub with and into HPL (the "MERGER"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions are fair to, and in the best interests of, their respective security holders.

     B. Pursuant to the Merger, among other things, the outstanding shares of HPL Common Stock ("HPL COMMON STOCK") will be converted into common stock of Parent ("PARENT COMMON STOCK") at the rate set forth herein.

     C. For United States federal income tax purposes, it is intended that the Merger will qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("CODE").

     The parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law ("CALIFORNIA LAW"): (i) Merger Sub shall be merged with and into HPL, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) HPL shall be the surviving corporation. HPL as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 CLOSING; EFFECTIVE TIME. The closing of the Merger and the other transactions contemplated hereby (the "CLOSING") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "CLOSING DATE"). The Closing shall take place at the offices of Heller Ehrman White & McAuliffe LLP, 4250 Executive Square, 7th Floor, La Jolla, California 92037-9103, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger substantially in the form of EXHIBIT A (the "AGREEMENT OF MERGER") with the Secretary of State of the State of California, in accordance with the relevant provisions of the California Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Agreement of Merger, being the "EFFECTIVE TIME").

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     1.3 EFFECTS OF THE MERGER. The effects of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the California Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of HPL and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of HPL and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

         (a) From and after the Effective Time, the Articles of Incorporation of HPL, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

         (b) From and after the Effective Time, the Bylaws of HPL, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

     1.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation until their respective successors are elected or appointed and qualified.

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.1 CONVERSION OF STOCK. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or other securities of HPL or Merger Sub:

         (a) Subject to Section 2.1(e), as of the Effective Time each share of HPL Common Stock, issued and outstanding immediately prior to the Effective Time (other than shares of HPL Common Stock to be canceled pursuant to Section 2.1(c)) shall be automatically converted into the right to receive 1.7 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "EXCHANGE RATIO").

         (b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of HPL Common Stock shall cease to have any rights with respect thereto, except the right to receive a certificate representing the number of whole shares of Parent Common Stock into which such shares have been converted (the "PARENT STOCK CERTIFICATES").

         (c) As of the Effective Time, each share of HPL Common Stock held of record immediately prior to the Effective Time by HPL, Merger Sub, Parent, or any "SUBSIDIARY" (as defined in Section 2.1(g), of HPL or of Parent shall be canceled and extinguished without any conversion thereof.

         (d) As of the Effective Time, each share of Common Stock, no par value, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the


                                       2

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Effective Time shall be canceled, extinguished and automatically converted into
10,487.256 validly issued, fully paid and nonassessable shares of Common
Stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence the ownership of that number of shares of Common Stock, no par value, of the Surviving Corporation into which such shares of Merger Sub Common Stock have been converted.

         (e) No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, the shares of Parent Common Stock otherwise issuable to each shareholder of HPL pursuant to Section 2.1(f), shall be rounded up or down to the nearest whole share of Parent Common Stock.

         (f) The Exchange Ratio shall be adjusted, or Parent shall make appropriate provision, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or HPL Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or HPL Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

         (g) For purposes of this Agreement, (i) the term "SUBSIDIARY," when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "PERSON" means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust, or entity of any kind.

     2.2 HPL OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES.

         (a) As of the Effective Time, Parent shall issue a substitute stock option ("SUBSTITUTE OPTION"), in exchange for each stock option of HPL outstanding immediately prior to the Effective Time ("HPL OPTION"). Each Substitute Option shall contain substantially the same terms and conditions as the HPL Option exchanged therefore, including, without limitation, type of option, term of option, exercisability and anti-dilution rights, except that the number of shares and option price of each Substitute Option shall be adjusted to reflect the Exchange Ratio.

         (b) As of the Effective Time, Parent shall, issue a substitute stock purchase warrant ("SUBSTITUTE WARRANT") in exchange for each stock purchase warrant of HPL outstanding immediately prior to the Effect Time ("HPL WARRANT"). Each Substitute Warrant shall contain substantially the same terms and conditions as the HPL Warrant exchanged therefor, including, without limitation, term of warrant, exercisability and anti-dilution and registration rights, if any, except that the number of shares and warrant price of each Substitute Warrant shall be adjusted to reflect the Exchange Ratio.

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         (c) If, at any time after the Effective Time, Applied Materials, Inc.
or any successor-in-interest ("AMAT"), acting as holder of that certain Secured Convertible Debenture issued by HPL and dated as of February 15, 2000 (the "CONVERTIBLE DEBENTURE"), elects to convert part or all of the Convertible Debenture into HPL Common Stock pursuant to Section 8 thereof, Parent shall issue to AMAT that number of whole shares of Parent Common Stock, in lieu of shares of HPL Common Stock issuable upon conversion, equal to the number of shares of HPL Common Stock issuable under the Convertible Debenture multiplied by the Exchange Ratio and rounded to the nearest whole number.

     2.3 EXCHANGE OF HPL STOCK CERTIFICATES.

         (a) Promptly after the Effective Time, Parent shall mail or shall cause to be mailed to each Holder instructions for surrender of the HPL Certificates. Upon surrender to the Parent of an HPL Certificate, the Holder shall be entitled to receive in exchange therefor: (i) Parent Stock Certificates evidencing that number of whole shares of Parent Common Stock issuable to such Holder in accordance with this Article II; and (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.3(b). Such Parent Certificates, dividends and other distributions are referred to collectively as the "EXCHANGE FUND." No Parent Certificates will be issued to a Person who is not the registered owner of a surrendered HPL Certificate, unless (i) the HPL Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer and
(ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance, or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each HPL Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of whole shares of Parent Common Stock as determined in accordance with this Article II. For purposes of this Agreement, "HPL CERTIFICATE" means a certificate which immediately prior to the Effective Time represented shares of HPL Common Stock and "HOLDER" means a person who holds one or more HPL Certificates as of the Effective Time.

         (b) No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered HPL Certificates until such Holders surrender their HPL Certificates. Upon the surrender of such HPL Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender HPL Certificates for exchange.

         (c) Any portion of the Exchange Fund that remains undistributed to the former shareholders of HPL for twelve months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this Section 2.3 shall thereafter look only to Parent for payment of their claims for Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

         (d) Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of HPL

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Common Stock for shares of Parent Common Stock or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.4 OUTSTANDING PARENT COMMON STOCK. At the Effective time, all shares of Parent Common Stock issued and outstanding, other than the shares to be issued to holders of HPL Common Stock pursuant to Section 2.1, shall be redeemed by Parent at their initial issuance price and cancelled.

     2.5 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any HPL Certificates shall have been lost, stolen or destroyed, Parent shall issue and pay in respect of such lost, stolen or destroyed HPL Certificates, upon the making of an affidavit of that fact by the holder thereof, Parent Stock Certificates evidencing the shares of Parent Common Stock as may be required pursuant to Section 2.1 and any dividends or distributions payable pursuant to
Section 2.3(b); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed HPL Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the HPL Certificates alleged to have been lost, stolen or destroyed.

     2.6 TAX CONSEQUENCES. For United States federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE III

                                     GENERAL

     3.1 CONSENTS. Each of Parent, Merger Sub and HPL shall use their best efforts to obtain the consent and approval of each person or entity whose consent or approval shall be required in order to permit consummation of the Merger.

     3.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Sub and HPL at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the shareholders of HPL, no such amendment or modification shall change the amount or form of the consideration to be received by HPL's shareholders in the Merger.

     3.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Sub, on the one hand, or HPL, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by HPL or Parent or Merger Sub, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth herein.


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     3.4 SURVIVAL; INVESTIGATIONS. The respective representations and warranties of Parent, Merger Sub and HPL contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

     3.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt. Any such notice shall be effective upon receipt, if personally delivered, or on the next business day following transmittal, if sent by confirmed facsimile.

     3.6 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

     3.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California without reference to principles of conflicts of laws.

     3.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     3.9 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal, or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality, or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

     3.10 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

     3.11 ENTIRE AGREEMENT. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no representations, promises, warranties, covenants, or undertakings by or among the parties hereto, other than those expressly set forth or referred to herein and therein.

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     IN WITNESS WHEREOF, Parent, Merger Sub and HPL have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                    HPL TECHNOLOGIES, INC.
                                    a Delaware corporation

                                    By: /s/ Y. David Lepejian
                                       -------------------------------------
                                            Y. David Lepejian
                                            President and Chief
                                            Executive Officer


                                    HEURISTIC PHYSICS LABORATORIES, INC.,
                                    a California corporation

                                    By: /s/ Y. David Lepejian
                                       -------------------------------------
                                            Y. David Lepejian
                                            President


                                    HEURISTIC MERGER SUB,
                                    a California corporation

                                    By: /s/ Y. David Lepejian
                                       -------------------------------------
                                            Y. David Lepejian
                                            President

                                                                EXHIBIT A

                               AGREEMENT OF MERGER


     THIS AGREEMENT OF MERGER (this "Agreement of Merger") is made as of July __, 2001, by and between Heuristic Merger Sub, a California corporation ("Merger Sub"), and Heuristic Physics Laboratories, Inc. a California corporation (the "Company" or the "Surviving Corporation").

                                    RECITALS

     A. Merger Sub, the Company, and HPL Technologies, Inc., a Delaware corporation and the parent corporation of Merger Sub ("Parent"), have entered into an Agreement and Plan of Merger, dated as of July 2, 2001, setting forth certain representations, warranties and agreements relating to the merger (the "Merger") of Merger Sub with and into the Company, which will be the surviving corporation.

     B. The Boards of Directors of Merger Sub and the Company deem the Merger desirable and in the best interests of their respective corporations and shareholders and have approved the Merger.

     C. The Boards of Directors of Merger Sub and the Company have submitted the principal terms of the Merger to their respective shareholders and received the requisite shareholder approval.

     ACCORDINGLY, in consideration of the foregoing, and intending to be legally bound hereby, each of the parties hereby agrees as follows:

     (a) THE MERGER. Upon the filing of this Agreement of Merger, together with required officers' certificates, with the Secretary of State of the State of California in accordance with the California General Corporation Law (the "Effective Time"), (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will cease and (iii) the Company will be the surviving corporation.

     (b) EFFECT ON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, or the holders of any securities of the Company or Merger Sub, the following will occur:

         (i) CONVERSION OF COMPANY STOCK. Each share of the Company's common stock ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section b(iii) below) will, subject to Section b(ii) below, be automatically converted into the right to receive 1.7 validly issued, fully paid and non-assumable shares ("Exchange Ratio") of Parent common stock, par value $0.001 per share (the "Parent Common Stock").

         (ii) FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, the shares of Parent Common Stock otherwise issuable to each shareholder of HPL pursuant to Section b(i) shall be rounded up or down to the nearest whole share of Parent Common Stock.

         (iii) CANCELLATION. Each share of Company Common Stock held by the Company or owned by Parent, or any subsidiary of the Company or Parent, immediately prior to the Effective Time will be automatically cancelled and retired and will cease to exist, without payment of any consideration therefor.

         (iv) CONVERSION OF MERGER SUB STOCK. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for 10,487.256 validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation.

         (v) COMPANY STOCK OPTIONS. As of the Effective Time, Parent shall issue a substitute stock option ("Substitute Option"), in exchange for each stock optionof HPL outstanding immediately prior to the Effective Time ("HPL Option"). Each Substitute Option shall contain substantially the same terms and conditions as the HPL Option exchanged therefore, including, without limitation, type of option, term of option, exercisability and anti-dilution rights, except that the number of shares and option price of each Substitute Option shall be adjusted to reflect the Exchange Ratio.

         (vi) COMPANY WARRANTS. As of the Effective Time, Parent shall, issue a substitute stock purchase warrant ("Substitute Warrant") in exchange for each stock purchase warrant of HPL outstanding immediately prior to the Effect Time ("HPL Warrant"). Each Substitute Warrant shall contain substantially the same terms and conditions as the HPL Warrant exchanged therefor, including, without limitation, term of warrant, exercisability and anti-dilution and registration rights, if any, except that the number of shares and warrant price of each Substitute Warrant shall be adjusted to reflect the Exchange Ratio.

         (vii) SECURED CONVERTIBLE DEBENTURE. If, at any time after the Effective Time, Applied Materials, Inc. or any successor-in-interest ("AMAT"), acting as holder of that certain Secured Convertible Debenture issued by the Company and dated as of February 15, 2000 (the "Convertible Debenture"), elects to convert part or all of the Convertible Debenture into Company Common Stock pursuant to Section 8 thereof, Parent shall issue to AMAT that number of shares of Parent Common Stock, in lieu of shares of Company Common Stock issuable upon conversion, equal to the number of shares of Company Common Stock issuable under the Convertible Debenture multiplied by the Exchange Ratio and rounded to the nearest whole share.

     (c) ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. At the Effective Time the Articles of Incorporation of the Company will be the Articles of Incorporation of the Surviving Corporation.

     (d) COUNTERPARTS. This Agreement of Merger may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     (e) HEADINGS. The section and subsection headings contained in this Agreement of Merger are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement of Merger.


     IN WITNESS WHEREOF, Merger Sub and the Company have executed this Agreement of Merger as of the date first written above.


                               Heuristic Merger Sub,
                               a California corporation


                               By: ______________________________
                                   Y. David Lepejian
                                   President


                               By:  ______________________________
                                    Rita Rubinstein
                                    Secretary


                               HEURISTIC PHYSICS LABORATORIES, INC.,
                               a California corporation


                               By: ______________________________
                                   Y. David Lepejian
                                   President


                               By: ______________________________
                                   Rita Rubinstein
                                   Secretary